EX-99.i.3

Law Offices

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA  19103-7098

Kenneth L. Greenberg
(215) 564-8149
kgreenberg@stradley.com
March 29, 2011

GPS Funds I
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, CA 94523

                       Re:     Institutional Shares and Service Shares of GuideMark Opportunistic Equity Fund,
and Institutional Shares of GuideMark Large Cap Growth Fund, GuideMark Large Cap
Value Fund, GuideMark Small/Mid Cap Core Fund, GuideMarkWorld ex-US Fund,
GuideMark Core Fixed Income Fund and GuideMark Tax-Exempt Fixed Income Fund

Ladies and Gentlemen:

We have acted as counsel to GPS Funds I, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, series management investment company.

This opinion is given in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of two new classes of shares of beneficial interest representing interests in one series, or fund, of the Trust, the GuideMark Opportunistic Equity Fund.  The new classes of shares are the Institutional Shares and Service Shares.  This opinion is further given in connection with the registration under the 1933Act of a new class of shares of beneficial interest representing interests in six series, or funds, of the Trust.  The six series are the GuideMark Large Cap Growth Fund, GuideMark Large Cap Value Fund, GuideMark Small/Mid Cap Core Fund, GuideMarkWorld ex-US Fund, GuideMark Core Fixed Income Fund and GuideMark Tax-Exempt Fixed Income Fund (each a “Fund” and collectively with the GuideMark Opportunistic Equity Fund, the “Funds”).  The new class of shares is the Institutional Shares; the existing class of shares has been redesignated as Service Shares.  The Trust is authorized to issue an unlimited number of Institutional Shares and Service Shares of each Fund (collectively referred to hereinafter as the “Shares”).

We have examined copies of (i) the Trust’s Certificate of Trust as filed with the Secretary of State of Delaware on January 2, 2001, as amended; (ii) Agreement and Declaration of Trust dated January 8, 2001 (the “Trust Agreement”); (iii) Bylaws of the Trust dated January 8, 2001; (iv) resolutions of the Board of Trustees of the Trust duly adopted at a meeting of the Board of Trustees held on December 6, 2010 (the “Resolutions”); (v) a Good Standing Certificate dated March 29, 2011 from the Secretary of State of Delaware; and (vi) originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Salutatory Trust Act, as amended, and does not extend to the securities of “blue sky” laws of the State of Delaware or other states.

Based upon and subject to the foregoing information and examination, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By: /s/ Kenneth L. Greenberg
Kenneth L. Greenberg, a Partner